SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: December 15, 1996



                         PIONEER FINANCIAL SERVICES, INC.

                             State of Incorporation:
                                     Delaware


       Commission File Number                     IRS Employer Id. Number
            No. 1-10522                                No. 35-2479273


                     Address of Principal Executive Offices:
                               1750 East Golf Road
                          Schaumburg, Illinois 60173

                                  Telephone No.
                                 (847) 995-0400



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                PIONEER FINANCIAL SERVICES, INC. AND SUBSIDIARIES





ITEM 5.  OTHER EVENTS.

     On December 15, 1996, Pioneer Financial Services, Inc. (the "Company") and Conseco, Inc. ("Conseco"), a financial services holding company engaged primarily in the development, marketing and administration of annuity, individual health insurance and individual life insurance products, entered into a merger agreement whereby the Company will be acquired by Conseco for approximately $477 million. In the merger, each of the issued and outstanding shares of the Company's common stock would be converted into the right to receive a fraction of a share of Conseco common stock having a value between $25.00 and $28.00, depending on the average closing price of Conseco common stock in the ten trading days immediately preceding the second trading day prior to closing. The Company's outstanding convertible subordinated notes would become convertible into shares of Conseco common stock on an equivalent basis. The total value of the transaction would be approximately $477 million, including $417 million to purchase the Company's 16.7 million common shares and equivalents, and $60 million to retire bank debt and pay other costs. Under the merger agreement, a subsidiary of Conseco would be merged into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Conseco. Completion of the transaction, which is subject to customary terms and conditions, including approval by the Company's stockholders and regulatory approvals, is expected within 180 days.

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               PIONEER FINANCIAL SERVICES, INC. AND SUBSIDIARIES







ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


       (c)   EXHIBITS

             2.9 Agreement and Plan of Merger dated as of December 15, 1996, by and among Conseco, Inc., Rock Acquisition Company and Pioneer Financial Services, Inc.


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               PIONEER FINANCIAL SERVICES, INC. AND SUBSIDIARIES




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: December 15, 1996

                                     PIONEER FINANCIAL SERVICES, INC.




                                      By: /s/DAVID I. VICKERS
                                          ------------------
                                          David I. Vickers
                                          Treasurer and Chief Financial Officer


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